                             SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 31, 2016

PEAK PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	005-87668	26-1973257
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 N. Colorado Blvd, #734 Denver, CO	80206
(Address of principal executive offices)	(Zip Code)

303.415.2558

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On March 31, 2016, Arnold Tinter resigned from all executive officer positions with the  the Registrant, including Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

On April 6, 2016, the Registrant appointed Neil Reithinger as Chief Executive Officer and Chief Financial Officer of the Registrant.  Mr. Reithinger does not have any employment agreement with the Registrant.  Simultaneously with his appointment as an officer of the Registrant, Mr. Reithinger was also appointed as a member of the Registrant’s Board of Directors.  He was appointed as a board member by the remaining members of the Board to fill the vacancy created by the resignation of Vered Caplan, to serve for her remaining unexpired term, and thereafter, until her successor has been duly elected and qualified.

Biographical Information.

Neil Reithinger, age 46, was appointed as Chief Executive Officer, Chief Financial and a director of the Registrant, on April 6, 2016.  Since 2009, Mr. Reithinger is the Founder and President of Eventus Advisory Group, LLC, a private, CFO-services firm incorporated in Arizona that specializes in capital advisory and SEC compliance for publicly-traded and emerging growth companies.  He is also the President of Eventus Consulting, P.C., a registered CPA firm in Arizona.  He has also been Chief Financial Officer, Secretary and Treasurer of Orgenesis Inc. since August 2014.  Mr. Reithinger earned a B.S. in Accounting from the University of Arizona and is a Certified Public Accountant.  He is a Member of the American Institute of Certified Public Accountants and the Arizona Society of Certified Public Accountants.  The Registrant believes that Mr. Reithinger is qualified to serve in his role as a director and executive officer of the Registrant due to the depth of his financial, accounting and knowledge of SEC requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Peak Pharmaceuticals, Inc.

Dated: April 6, 2016	By:	/s/Neil Reithinger
	Name:	Neil Reithinger
	Title:	Chief Executive Officer

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